FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 14, 2005

Merisant Worldwide, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	333-114102	52-2219000
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

Merisant Company

(Exact Name of Registrant as Specified in Charter)

Delaware	333-114105	52-2218321
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

10 South Riverside Plaza, Suite 850
Chicago, Illinois	60606
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (312) 840-6000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01               Entry into a Material Definitive Agreement

On November 14, 2005, Merisant Worldwide, Inc. (“Merisant Worldwide”) and Merisant Company (the “Company”) entered into an amended and restated employment agreement with Paul Block, the Chief Executive Officer of Merisant Worldwide and the Company.  The employment agreement is effective as of September 27, 2005 and provides for a three-year term to be automatically extended for successive periods of one year unless 60 days’ prior notice is given by either party.

The initial annual base salary for Mr. Block pursuant to his employment agreement is $400,000, to be reviewed annually by the Compensation Committee of the Board of Directors of the Company (the “Compensation Committee”).  Mr. Block’s base salary may not be decreased except as part of an across the board reduction in base salary applicable to other senior officers of the Company and so long as any such reduction is not higher than the average percentage reduction applied to the other senior officers.  In addition to his base salary, Mr. Block is eligible to receive an annual cash bonus in accordance with the terms of the Company’s Annual Incentive Plan or other annual bonus plan, as applicable, as determined by the Compensation Committee in its sole discretion with a target bonus opportunity as a percentage of base salary no less than 100%.  Mr. Block is guaranteed a bonus for 2005 of at least $350,000 assuming that his employment is not terminated either for good reason or cause (each as defined in the employment agreement).  Mr. Block will also participate in any executive compensation plans generally available to the Company’s senior officers.  Subject to approval of the Compensation Committee of Merisant Worldwide, Mr. Block will participate in the 2005 Merisant Worldwide, Inc. Share Appreciation Rights Plan (the “2005 Plan”) and will be granted 434,749.5 First Level Appreciation Award Share Units, 555,513 Second Level Appreciation Award Share Units and 681,765.5 Third Level Appreciation Award Share Units (each as defined under the 2005 Plan), representing half of all Share Units available to be granted at each level.  If the Company terminates Mr. Block without cause or Mr. Block terminates his employment for good reason within the 180 days immediately preceding the initial distribution date under the 2005 Plan, Mr. Block will not forfeit his appreciation awards under the plan.  The Company will reimburse Mr. Block for reasonable commuting expenses from his home to Chicago and for temporary housing in the Chicago metropolitan area, and Mr. Block will be fully grossed-up by the Company for imputed income, if any, required to be recognized with respect to any amounts reimbursed after taking into account any tax deductions available to Mr. Block.  His employment agreement also provides that Mr. Block will receive perquisites generally made available to the Company’s other senior officers.

The Company may terminate the employment agreement for cause without notice or for no cause upon 60 days’ prior written notice.  Mr. Block may terminate the employment agreement for good reason without notice or without good reason upon 60 days’ prior written notice.  If Mr. Block’s employment is terminated for any reason (by Mr. Block or by the Company), he or his beneficiary would be entitled to receive an amount equal to (i) any earned but unpaid base salary due for the remaining term of the employment agreement, (ii) any earned but unpaid annual cash bonus or other incentive award for the fiscal year prior to the fiscal year during which his employment terminates, (iii) any accrued but unpaid vacation pay, any reimbursable business expenses or unpaid perquisites through the remainder of the employment agreement, and (iv) vested benefits and any benefit continuation and/or conversion rights in accordance with the Company’s employee benefit plans.  If his employment is terminated by the Company without cause or by Mr. Block for good reason, he will be entitled to severance compensation equal to 18 months’ base salary plus an amount equal to the annual cash bonus at target reduced, if applicable, by any payments to which he is then entitled under any other severance plan of the Company.  These severance payments will be paid in accordance with the Company’s regular payroll practices unless a change of control occurs during the period in which he is receiving severance payments, in which case Mr. Block will receive a lump sum payment within 30 days after the change of control.  In the event of such a termination, Mr. Block will also be entitled to certain continuing health benefits and senior executive level outplacement services.  Mr. Block is entitled to receive payment in respect of excise taxes payable on “excess parachute payments” under Section 4999 of the Internal Revenue Code, as defined in Code Section 280G, under certain circumstances upon termination following a change of control.  The employment contains an 18-month non-competition provision following a termination by the Company without cause or by Mr. Block for good reason and a 12-month non-competition provision following a termination for any other reason.

Item 9.01               Financial Statements and Exhibits.

Exhibits

10.1	Amended and Restated Employment Agreement, dated November 14, 2005, by and among Paul R. Block, Merisant Worldwide, Inc. and Merisant Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERISANT WORLDWIDE, INC.

Date: November 15, 2005	By:	/s/ Jonathan W. Cole
Jonathan W. Cole
Vice President, General Counsel

MERISANT COMPANY

Date: November 15, 2005	By:	/s/ Jonathan W. Cole
Jonathan W. Cole
Vice President, General Counsel